                                   EXHIBIT 99



CONTACT:                              -OR-        INVESTOR RELATIONS COUNSEL:
Mitcham Industries, Inc.                          The Equity Group Inc.
Roberto Rios                                      Marie Driscoll (212) 836-9605
Chief Financial Officer (409) 291-2277            Linda Latman   (212) 836-9609


                               FOR IMMEDIATE RELEASE

               MITCHAM INDUSTRIES SIGNS PREFERRED SUPPLIER AGREEMENT
                                 WITH INPUT/OUTPUT


HUNTSVILLE, TX, JULY 9, 1998 -Mitcham Industries, Inc. (NASDAQ:MIND) announced that on June 30, 1998, it signed the previously announced Preferred Supplier Agreement with Input/Output, Inc. ("I/O"), thus replacing the parties' Exclusive Lease Referral Agreement.

The terms provide that Mitcham Industries will purchase an estimated $90 million to $100 million (after discounts) of I/O products over a five year term ending May 31, 2003, including Mitcham's May 1998 $15 million purchase of a substantial portion of I/O's lease fleet. I/O will refer all rental and lease/purchase inquiries from customers worldwide to Mitcham Industries during the term of the agreement. Under the terms of the previous Exclusive Lease Referral Agreement, I/O referred only rental inquiries from its North and South American customers to Mitcham. Additionally, I/O has agreed in principle not to rent products covered by the Preferred Supplier Agreement except in limited circumstances.

Billy F. Mitcham, Jr., Chairman, President & CEO of Mitcham Industries, said, "This new Preferred Supplier Agreement builds on our original alliance with Input/Output begun in 1994. Under the new agreement, we will diversify our lease pool to include I/O reservoir imaging and 4-D reservoir monitoring seismic equipment. Together with worldwide referrals from I/O, this should allow Mitcham to expand our customer base as well as progress in our goal to be the 'one-stop shop for seismic.' We look forward to continuing our mutually advantageous relationship with I/O under the more favorable terms of this new agreement."


Mitcham Industries, Inc. is the leading independent company specializing in the leasing of 3-D seismic equipment to the oil and gas exploration industry. Mitcham also sells new and "experienced" seismic equipment. Input/Output, Inc. is a world leader in seismic acquisition technology for land and marine exploration.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included herein, including statements regarding potential future products and markets, the Company's future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct, and actual results may differ materially from such forward-looking statements. Additional important factors that could cause or contribute to such differences are disclosed in the Company's Securities and Exchange Commission filings, available from the Company without charge. Further, all written and verbal forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

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